SUB-ITEM 77Q1(d):  Exhibits


Federated Income Securities Trust
Federated Capital Income Fund

SUB-ADVISORY AGREEMENT


         THIS AGREEMENT is made between PASSPORT RESEARCH II, LTD., a Pennsylvania limited partnership located in Pittsburgh, Pennsylvania (hereinafter referred to as "Adviser") and FEDERATED INVESTMENT
MANAGEMENT COMPANY, a Delaware statutory trust located in Pittsburgh, Pennsylvania (hereinafter referred to as the "Sub-Adviser").
WITNESSETH:
         That the parties hereto, intending to be legally bound hereby agree as follows:
         1.	Sub-Adviser hereby agrees to furnish to Adviser in its
capacity as investment adviser to each of the portfolios ("Funds") of Federated Income Securities Trust ("Trust") for which Adviser executes an Exhibit to this Agreement, such investment advice, statistical and other factual information, as may from time to time be reasonably requested by Adviser for the Fund, which may be offered in one or more classes of shares ("Classes"). Both Adviser and Sub-Adviser are registered as investment advisers under the Investment Advisers Act of
1940.
         2.	For its services under this Agreement for each Fund, Sub-
Adviser shall receive from Adviser an annual fee, as set forth in the exhibit(s) hereto.
         The Sub-Adviser may from time to time and for such periods as it deems appropriate, reduce its compensation for a Fund (and, if appropriate, assume expenses of the Fund or Class of the Fund) to the extent that the Fund's expenses exceed such lower expense limitation as the Sub-Adviser may, by notice to the Trust on behalf of the Fund, voluntarily declare to be effective.
         3.	This Agreement shall begin for a Fund on the date that the
parties execute an exhibit to this Agreement relating to such Fund and shall continue in effect for the Fund for two years from the date of its execution and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof if:  (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this
Agreement or interested persons of any such party (other than as
Trustees of the Trust) cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified the Trust in writing at least sixty (60) days prior to the anniversary date of this
Agreement in any year thereafter that it does not desire such continuation with respect to the Fund.
         4.	Notwithstanding any provision in this Agreement, it may be
terminated for any Fund at any time without the payment of any penalty:
(a) by the Trustees of the Trust or by a vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act of 1940 ("Act") of the Fund on sixty (60) days' written notice to Adviser; (b) by Sub-Adviser or Adviser upon 120 days' written notice to the other party to this Agreement.
         5.	This Agreement shall automatically terminate:
(a)	in the event of its assignment (as defined in the Act); or
(b)	in the event of termination of the Investment Advisory
Contract for any reason whatsoever.
         6.	So long as both Adviser and Sub-Adviser shall be legally
qualified to act as an investment adviser to a Fund, neither Adviser nor Sub-Adviser shall act as an investment adviser (as such term is defined in the Act) to the Fund except as provided herein and in the Investment Advisory Contract or in such other manner as may be expressly agreed between Adviser and Sub-Adviser.
         Provided, however, that if the Adviser or Sub-Adviser shall resign prior to the end of any term of this Agreement or for any reason be unable or unwilling to serve for a successive term which has been approved by the Trustees of the Trust pursuant to the provisions of Paragraph 3 of this Agreement or Paragraph 7 of the Investment Advisory Contract, the remaining party, Sub-Adviser or Adviser as the case may be, shall not be prohibited from serving as an investment adviser to such Fund by reason of the provisions of this Paragraph 6.
         7.	This Agreement may be amended from time to time by
agreement of the parties hereto provided that such amendment shall be approved both by the vote of a majority of Trustees of the Trust, including a majority of Trustees who are not parties to this Agreement or interested persons, as defined in Section 2(a)(19) of the Act, of any such party at a meeting called for that purpose, and, where required by Section 15(a)(2) of the Act, by the holders of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Act) of the Fund.
         8.	The services furnished by the Sub-Adviser hereunder are not
to be deemed exclusive and the Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.
         9.	Sub-Adviser agrees to maintain the security and
confidentiality of nonpublic personal information ("NPI") of Fund customers and consumers, as those terms are defined in Regulation S-P,
17 CFR Part 248. Adviser agrees to use and redisclose such NPI for the limited purposes of processing and servicing transactions; for specific law enforcement and miscellaneous purposes; and to service providers or in connection with joint marketing arrangements directed by the Fund, in each instance in furtherance of fulfilling Adviser's obligations under this Agreement and consistent with the exceptions provided in 17
CFR Sections 248.14, 248.15 and 248.13, respectively.
         10.	Adviser and Sub-Adviser agree that as between Adviser and
Sub-Adviser, Adviser shall be solely responsible for the allocation of the Fund's investment portfolio between the equity portion to be managed by Adviser and the fixed income portion to be managed by Sub-Adviser. Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, damages, losses and expenses resulting from such allocation decisions and incurred by or asserted against by Sub-Adviser, including reasonable attorneys fees and legal expenses of investigating or defending against any such claims.